Exhibit 3.1(a)

SACHEM ACQUISITION CORP.

ARTICLES SUPPLEMENTARY

CLASS A COMMON STOCK AND CLASS B COMMON STOCK

SACHEM ACQUISITION CORP., a Maryland corporation (the “Corporation”) hereby certifies to the State Department of Assessments and Taxation of Maryland as follows:

FIRST: Under the power contained in Article VI of the Articles of Incorporation of the Corporation (as amended and as supplemented by these and any subsequently filed Articles Supplementary, the “Charter”) in accordance with Section 2-208 of the Maryland General Corporation Law, the Board of Directors of the Corporation (the “Board”), by duly adopted resolutions, reclassified and designated (1) 95,000,000 shares of the Corporation’s previously authorized but unissued capital stock (including 90,000,000 shares of common stock and 5,000,000 shares of preferred stock) as shares of Class A Common Stock, par value $0.001 per share, and (2) 3,000,000 shares of the Corporation’s previously authorized but unissued preferred stock, as shares of Class B Common Stock, par value $0.001 per share (the Class A Common Stock and the Class B Common Stock being referred to collectively as the “Common Stock”) each with the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption as set forth below:

1.        Designation and Number.  A class of stock designated as “Class A Common Stock” and a class of stock designated as “Class B Common Stock” are hereby established. The total number of authorized shares of Class A Common Stock shall be 95,000,000. The total number of authorized shares of Class B Common Stock shall be 3,000,000.

2.       Preferences and Rights. Except as expressly provided in the Charter, including these Articles Supplementary, the powers, preferences and rights of the holders of Class A Common Stock and Class B Common Stock, and the qualifications, limitations and restrictions thereof, shall be in all respects identical.

3.        Voting. Subject to the provisions of Article VII of the Charter and except as otherwise required by law or the Charter (including any certificate of designation with respect to Preferred Stock):

(a)  The holders of the Common Stock shall exclusively possess all voting power with respect to the Corporation.

(b) The holders of shares of Common Stock shall be entitled to one vote for each such share on each matter properly submitted to the stockholders on which the holders of the Common Stock are entitled to vote.

(c) At any annual or special meeting of the stockholders of the Corporation, holders of the Class A Common Stock and holders of the Class B Common Stock, voting together as a single class, shall have the exclusive right to vote for the election of directors and on all other matters properly submitted to a vote of the stockholders. Notwithstanding the foregoing, except as otherwise required by law or this Charter, holders of shares of any series of Common Stock shall not be entitled to vote on any amendment to this Charter that relates solely to the terms of one or more outstanding series of Preferred Stock or other series of Common Stock if the holders of such affected series of Preferred Stock or Common Stock, as applicable, are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Charter.

(d) Amendments Affecting Class B Common Stock. For so long as any shares of Class B Common Stock shall remain outstanding, the Corporation shall not, without the prior vote or written consent of the holders of a majority of the shares of Class B Common Stock then outstanding, voting separately as a single class, amend, alter or repeal any provision of the Charter, whether by merger, consolidation or otherwise, if such amendment, alteration or repeal would alter or change the powers, preferences or relative, participating, optional or other or special rights of the Class B Common Stock. Any action required or permitted to be taken at any meeting of the holders of Class B Common Stock may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of the outstanding Class B Common Stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of Class B Common Stock were present and voted and shall be delivered to the Corporation by delivery to its registered office in the State of Maryland, its principal place of business, or an officer or agent of the Corporation having custody of the book in which minutes of proceedings of stockholders are recorded. Delivery made to the Corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested. Prompt written notice of the taking of corporate action without a meeting by less than unanimous written consent of the holders of Class B Common Stock shall, to the extent required by law, be given to those holders of Class B Common Stock who have not consented in writing and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for notice of such meeting had been the date that written consents signed by a sufficient number of holders of Class B Common Stock to take the action were delivered to the Corporation.

(4)       Conversion of Class B Common Stock.

(a)        Shares of Class B Common Stock shall be convertible into shares of Class A Common Stock on a one-for-one basis (the “Initial Conversion Ratio”) (A) at any time and from time to time at the option of the holder thereof and (B) automatically upon the consummation of the Business Combination (as defined below).

(b) Notwithstanding the Initial Conversion Ratio, in the case that additional shares of Class A Common Stock, or Equity-linked Securities, are issued or deemed issued in excess of the amounts sold in the Corporation’s initial public offering of securities and related to the closing of the Business Combination, all issued and outstanding shares of Class B Common Stock shall automatically convert into shares of Class A Common Stock at the time of the closing of the Corporation’s initial merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”) at a ratio for which:

•	the numerator shall be equal to the sum of (A) 25% of all shares of Class A Common Stock issued or issuable (upon the conversion or exercise of any Equity-linked Securities or otherwise) by the Corporation, related to or in connection with the consummation of the Business Combination (excluding any shares of Class A Common Stock issued or issuable to Sachem Sponsor LLC (the “Sponsor”) upon exercise of any warrants (x) purchased by the Sponsor in a private placement transaction prior to the consummation of the Business Combination or (y) issued to the Sponsor upon conversion of any loans made to the Corporation) plus (B) the number of shares of Class B Common Stock issued and outstanding prior to the closing of the Business Combination; and

•	the denominator shall be the number of shares of Class B Common Stock issued and outstanding prior to the closing of the Business Combination.

As used herein, the term “Equity-linked Securities” means any debt or equity securities that are convertible, exercisable, or exchangeable for shares of Class A Common Stock issued in a financing transaction in connection with the initial Business combination, including, but not limited to, a private placement of equity or debt securities. Securities could be deemed issued for purposes of the conversion rate adjustment is such shares are issuable upon the conversion or exercise of convertible securities, warrants or similar securities.

Notwithstanding anything to the contrary contained herein, (i) the foregoing adjustment to the Initial Conversion Ratio may be waived as to any particular issuance or deemed issuance of additional shares of Class A Common Stock or Equity-linked Securities by the written consent or agreement of holders of a majority of the shares of Class B Common Stock then outstanding consenting or agreeing separately as a single class in the manner provided in Section 3(d), and (ii) in no event shall the Class B Common Stock convert into Class A Common Stock at a ratio that is less than one-for-one.

The foregoing conversion ratio shall also be adjusted to account for any subdivision (by stock split, subdivision, exchange, stock dividend, reclassification, recapitalization or otherwise) or combination (by reverse stock split, exchange, reclassification, recapitalization or otherwise) or similar reclassification or recapitalization of the outstanding shares of Class A Common Stock into a greater or lesser number of shares occurring after the original filing of the Charter without a proportionate and corresponding subdivision, combination or similar reclassification or recapitalization of the outstanding shares of Class B Common Stock.

Each share of Class B Common Stock shall convert into its pro rata number of shares of Class A Common Stock pursuant to this Section 4. The pro rata share for each holder of Class B Common Stock will be determined as follows: Each share of Class B Common Stock shall convert into such number of shares of Class A Common Stock as is equal to the product of 1 multiplied by a fraction, the numerator of which shall be the total number of shares of Class A Common Stock into which all of the issued and outstanding shares of Class B Common Stock shall be converted pursuant to this Section 4 and the denominator of which shall be the total number of issued and outstanding shares of Class B Common Stock at the time of conversion.

(5)        Dividends. Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock, the holders of shares of Common Stock shall be entitled to receive such dividends and other distributions (payable in cash, property or capital stock of the Corporation) when, as and if declared thereon by the Board from time to time out of any assets or funds of the Corporation legally available therefor and shall share equally on a per share basis in such dividends and distributions.

(6)        Liquidation, Dissolution or Winding Up of the Corporation. Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of shares of Common Stock shall be entitled to receive all the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of Class A Common Stock (on an as converted basis with respect to the Class B Common Stock) held by them.

SECOND: The shares of Common Stock have been classified and designated by the Board under the authority contained in ARTICLE VI of the Charter.

THIRD: These Articles Supplementary have been approved by the Board in the manner and by the vote required by law.

FOURTH: Each of the undersigned officers of the Corporation hereby acknowledges, under penalty of perjury, that the foregoing Articles Supplementary are the corporate act of the Corporation and that the matters and facts set forth herein with respect to the authorization and approval thereof are true in all material respects to the best of his or her knowledge, information, and belief.

[SIGNATURE ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be executed under seal in its name and on its behalf by its President and attested by the undersigned Authorized Person (as expressly authorized by resolutions of the Board), on this _24th_ day of March, 2021.

ATTEST:	SACHEM ACQUISITION CORP.

/s/ Nicolas Marcello	By:	/s/ John L. Villano
Nicolas Marcello, Authorized Person		John L. Villano, President

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